As filed with the Securities and Exchange Commission on November 26, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

La Jolla Pharmaceutical Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0361285
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6455 Nancy Ridge Drive

San Diego, California 92121
(858) 452-6600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven B. Engle

La Jolla Pharmaceutical Company
6455 Nancy Ridge Drive
San Diego, California 92121
(858) 452-6600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Mark W. Shurtleff, Esq.
Gibson, Dunn & Crutcher LLP
4 Park Plaza
Irvine, California 92614
(949) 451-3800

      Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

      If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum
Title of Securities	to be	Aggregate	Amount of
to be Registered	Registered(1)	Offering Price(1)	Registration Fee

Common Stock, par value $0.01 per share	$125,000,000(2)(3)	$125,000,000(2)	$11,500

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	In no event will the aggregate maximum offering price of all securities issued, from time to time, pursuant to this registration statement exceed $125,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. The proposed maximum offering price per share will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder. Any offering of securities denominated in other than U.S. dollars will be treated as the equivalent of U.S. dollars based on the exchange rate applicable to the purchase of such securities at the time of the sale thereof.

(3)	Subject to footnote (2), there is being registered hereunder an indeterminate number of shares of the registrant’s common stock as may be sold from time to time by the registrant, including shares of other classes or series of the registrant’s common stock that may be issued upon reclassification of unissued, authorized common stock of the registrant. Each share of the registrant’s common stock includes a right to purchase one one-thousandth of a share of its Series A Junior Participating Preferred Stock or common stock pursuant to the Rights Agreement, dated December 3, 1998, between the registrant and American Stock Transfer & Trust Company, as Rights Agent, as amended.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 26, 2002

PROSPECTUS

$125,000,000

La Jolla Pharmaceutical Company

Common Stock

        This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf registration process, we may sell our common stock described in this prospectus in one or more offerings. Each time we sell securities, we will provide specific terms of the offering in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

      The aggregate public offering price of all securities sold under this prospectus will not exceed $125,000,000.

      Our common stock is traded on the Nasdaq National Market under the symbol “LJPC.”

       Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     ,

ABOUT THIS PROSPECTUS
THE COMPANY
RECENT DEVELOPMENTS
RISK FACTORS
DESCRIPTION OF CAPITAL STOCK
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
EXHIBIT INDEX
EXHIBIT 23.2

      No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS	1
THE COMPANY	1
RECENT DEVELOPMENTS	1
RISK FACTORS	2
DESCRIPTION OF CAPITAL STOCK	11
USE OF PROCEEDS	13
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	14
EXPERTS	14
FORWARD-LOOKING STATEMENTS	14
WHERE YOU CAN FIND MORE INFORMATION	15

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement we filed with the SEC pursuant to a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus up to a total dollar amount of $125,000,000. Each time we sell securities, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering. In each prospectus supplement we will include the following information:

•	the amount of common stock which we propose to sell,

•	the public offering price of the common stock,

•	the names of the underwriters or agents, if any, through or to which we will sell the common stock,

•	any compensation of those underwriters or agents,

•	information about any securities exchanges or automated quotation systems on which the common stock will be listed or traded, and

•	any other material information about the offering and sale of the common stock.

      In addition, the prospectus supplement may add, update or change the information contained in this prospectus.

THE COMPANY

      La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the research and development of highly specific therapeutic products for the treatment of certain life-threatening antibody-mediated diseases. These diseases, including autoimmune conditions such as lupus erythematosus (“lupus”) and antibody-mediated thrombosis, are caused by abnormal B cell production of antibodies that attack healthy tissues. Current treatments for these autoimmune disorders address only symptoms of the disease, or nonspecifically suppress the normal operation of the immune system, which often results in severe, negative side effects and hospitalization. We believe that our drug candidates, called Toleragens®, will treat the underlying cause of many antibody-mediated diseases without these severe, negative side effects.

      We are incorporated in the State of Delaware. Our principal executive offices are located at 6455 Nancy Ridge Drive, San Diego, California 92121 and our telephone number is (858) 452-6600.

RECENT DEVELOPMENTS

      We completed enrollment in our Phase III clinical trial of LJP 394 for the treatment of lupus renal disease on November 11, 2002. Our study physicians are currently conducting final patient visits, which we expect to be completed in December 2002. After the completion of the patient visits, our Phase III trial of LJP 394 will be finished and we will collect and audit final data from the trial sites prior to unblinding and analysis. We currently plan to report initial results from the Phase III trial in early 2003.

      On October 27, 2002, we announced the preliminary results from our first clinical trial evaluating our experimental drug candidate, LJP 1082, for the treatment of antibody-mediated stroke, heart attack, deep-vein thrombosis and recurrent miscarriage. The Phase I/II trial was a randomized, placebo-controlled study that was designed to evaluate the safety and activity of a single dose of LJP 1082. Based on an initial assessment of the trial data, the drug was well tolerated at all five dose levels. Following treatment with a single 50 or 200 mg dose, antibodies to LJP 1082 were reduced in some patients. This study is the first of several that may be required to establish appropriate dose regimes.

RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors related to our common stock offered by this prospectus and to our business and operations. You should also carefully consider the other information in this prospectus and in the documents incorporated by reference before you decide to purchase our securities. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. All of these factors could affect our future financial condition or operating results. If any of the following risks actually occurs, our business could be harmed. If that happens, the trading price of our common stock could decline, and you may lose all or part of your investment.

I.	Risk Factors Relating to La Jolla Pharmaceutical and the Industry in Which We Operate

Our drug candidates may not perform well in clinical trials. Without successful clinical trials, we will not be able to market or sell any products.

      In order to sell our products that are under development, we must first receive regulatory approval. To obtain regulatory approval, we must conduct clinical trials and toxicology studies that demonstrate that our products are safe and effective. Although we believe LJP 394 and LJP 1082 are promising, they may not be found to be safe or effective in ongoing or future clinical trials and studies and results from previous trials and studies may not be observed in current or future trials and studies.

      If LJP 394 and LJP 1082 are ultimately not found to be safe and effective, we would be unable to obtain regulatory approval to manufacture, market and sell these drugs. Because LJP 394 is our only drug candidate that has advanced to Phase III clinical trials, and because there is no guarantee that we would be able to develop an alternate drug candidate, our inability to commercialize LJP 394 would have a severe negative effect on our business, and we may not have the financial resources to continue research and development of LJP 394, LJP 1082 or any other potential drug candidates.

Results from our clinical trials may not be sufficient to obtain clearance to market LJP 394 or our other drug candidates in the United States or Europe on a timely basis, or at all.

      Our drug candidates are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining United States Food and Drug Administration and other regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays. The FDA and foreign regulatory authorities have substantial discretion in the approval process. The FDA may refuse to approve an application for approval of a drug candidate if it believes that applicable regulatory criteria are not satisfied. The FDA and foreign regulatory authorities may not agree that we have demonstrated that LJP 394 or LJP 1082 are safe and effective after we complete our clinical trials.

      Even if the results of clinical trials are positive, the FDA and foreign regulatory authorities may require us to design and conduct additional studies to further demonstrate the safety and efficacy of our drugs, which may result in significant expense and delay. The FDA and foreign regulatory authorities may require new or additional clinical trials because of inconclusive results from earlier clinical trials, a possible failure to conduct clinical trials in complete adherence to FDA good clinical practice standards and similar standards of foreign regulatory authorities, the identification of new clinical trial endpoints, or the need for additional data regarding the safety or efficacy of our drug candidates. Moreover, if the FDA or foreign regulatory authorities grant regulatory approval of a product, the approval may be limited to specific indications or patient populations, or limited with respect to its distribution. It is possible that the FDA or foreign regulatory authorities may not ultimately approve LJP 394, LJP 1082 or our other drug candidates for commercial sale in any jurisdiction, even if clinical results are positive. In addition, even if a drug candidate is approved, it is possible that a subsequent issue regarding its safety or efficacy would require us to remove the drug from the market.

      Because LJP 394 is our only drug candidate that has advanced to Phase III clinical trials, and because there is no guarantee that we would be able to develop an alternate drug candidate, our inability to obtain regulatory approval of LJP 394 would have a severe negative effect on our business, and we may not have the financial resources to continue research and development of LJP 394, LJP 1082 or any other potential drug candidates.

Our blood test to measure the binding affinity for LJP 394 has not been validated by independent laboratories and will likely require regulatory approval as part of the LJP 394 approval process.

      In 1998, we developed a blood test that we believe can identify the lupus patients who are most likely to respond to LJP 394. The blood test is designed to measure the strength of the binding between LJP 394 and a patient’s antibodies. This affinity assay was used to identify the patients who will be included in the efficacy analysis of the Phase III trial of LJP 394. The assay has not been validated by independent laboratories, and the results of the affinity assay observed in our clinical trials of LJP 394 may not be observed in the broader lupus patient population. In addition, regulatory agencies will likely require that the assay be reviewed and approved as part of the approval process of LJP 394. Furthermore, the testing laboratory conducting the assay may require additional regulatory approval. If additional regulatory approval of the testing laboratory is required, the approval and possible commercialization of LJP 394 may be delayed.

To obtain regulatory approval of LJP 394, the FDA must approve our manufacturing facilities and processes.

      In addition to demonstrating the safety and efficacy of LJP 394, we must obtain FDA approval of our manufacturing facilities in order to obtain FDA approval for the commercial use of LJP 394. As part of the approval process, we must also validate our manufacturing facility and processes to the satisfaction of the FDA. Although we have initiated the process of validating and obtaining FDA approval for our facilities and processes, we have never operated an FDA-approved manufacturing facility. If we are unable to obtain the necessary approvals, the FDA will not approve LJP 394 for commercial use.

The technology underlying our products is uncertain and unproven.

      All of our product development efforts are based on unproven technologies and therapeutic approaches that have not been widely tested or used. To date, no products that use our technology have been commercialized. LJP 394 and LJP 1082 have not been proven to be safe and effective in humans, and the technology on which they are based has been used only in our pre-clinical tests and clinical trials. Application of our technology to antibody-mediated diseases other than lupus and antibody-mediated thrombosis is in earlier research stages. Clinical trials of LJP 394 and LJP 1082 may be viewed as a test of our entire approach to developing therapies for antibody-mediated diseases. If LJP 394 or LJP 1082 do not work as intended, or if the data from our clinical trials indicates that LJP 394 or LJP 1082 are not safe and effective, the applicability of our technology for treating antibody-mediated diseases will be highly uncertain. As a result, there is a significant risk that our therapeutic approaches will not prove to be successful, and there can be no guarantee that our drug discovery technologies will result in any commercially successful products.

Future clinical trials may be delayed or halted.

      Future clinical trials of LJP 394 or LJP 1082, trials of drugs related to these drugs, or clinical trials of other drug candidates may be delayed or halted. During the development of LJP 394, our Phase II/III clinical study, in collaboration with Abbott Laboratories, was terminated before planned patient enrollment was completed. Future trials may be delayed or halted for various reasons, including:

•	the products are not effective,

•	patients experience severe side effects during treatment,

•	patients do not enroll in the studies at the rate we expect, or

•	supplies of drug product are not sufficient to treat the patients in the studies.

      If any future trials are delayed or halted we may incur significant additional expenses, which could have a severe negative effect on our business.

We have a history of losses and may not become profitable.

      We have incurred operating losses each year since our inception in 1989 and had an accumulated deficit of approximately $140.4 million as of September 30, 2002. Our future losses are likely to exceed those experienced in prior years due to our continued clinical development of drug candidates, increased manufacturing activities, which may include the production of LJP 394 for an open-label follow-on study and the production of LJP 1082 for clinical and toxicology studies, and continued research and development efforts. In addition, assuming we receive favorable clinical results and FDA approval for LJP 394, we will be required to develop commercial manufacturing capabilities and sales and marketing programs. To achieve profitability we must, among other matters, complete the development of our products, obtain all necessary regulatory approvals and establish commercial manufacturing, marketing and sales capabilities. We expect to incur significant losses each year for at least the next several years as our clinical trial, research, development, manufacturing, marketing and sales activities increase. The amount of losses and the time required by us to reach sustained profitability are highly uncertain and we may never achieve profitability. We do not expect to generate revenues from the sale of LJP 394, if approved, until at least 2004, or our other products, if any, for several years, and we may never generate product revenues.

We will need additional funds to support our operations and may need to reduce operations, sell stock or assets, enter into collaborative agreements or merge with another entity to continue operations.

      Our operations to date have consumed substantial capital resources, and we will continue to expend substantial and increasing amounts of capital for research, product development, pre-clinical testing and clinical trials of drug candidates. Assuming that we receive favorable clinical results and regulatory approval for our drug candidates, we may also devote substantial capital resources to establish commercial-scale manufacturing capabilities and to market and sell potential products. We will need to raise additional funds to finance our future operations. Our future capital requirements will depend on many factors, including:

•	continued scientific progress in our research and development programs,

•	the size and complexity of our research and development programs,

•	the scope and results of pre-clinical testing and clinical trials,

•	the time and costs involved in applying for regulatory approvals,

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims,

•	competing technological and market developments,

•	our ability to establish and maintain collaborative research and development arrangements,

•	our need to establish commercial manufacturing capabilities, and

•	our ability to develop marketing and sales programs.

      We expect to incur substantial and increasing losses each year for at least the next several years as our clinical trial, research, development and manufacturing activities increase. If we receive regulatory approval for LJP 394, LJP 1082 or our other drug candidates, our manufacturing, marketing and sales activities are likely to substantially increase our expenses and our need for working capital. We anticipate that our existing cash, investments and interest earned thereon will be sufficient to fund our operations as currently planned into the fourth quarter of 2003, assuming that we do not undertake significant commercialization activities for LJP 394 such as building inventory for launch or hiring a sales force. However, the amounts expended by us may vary significantly, and it is possible that our cash requirements will exceed current projections and that we will therefore need additional financing sooner than currently expected. In the future, it is possible that we will not have adequate resources to support our business activities.

      We actively seek additional funding, including through public and private financings and collaborative arrangements. Our choice of financing alternatives may vary from time to time depending on various factors, including the market price of our securities, conditions in the financial markets and the interest of other entities in strategic transactions with us. There can be no guarantee that additional financing will be available on favorable terms, if at all, whether through issuance of securities, collaborative arrangement, or otherwise. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our research and development programs or obtain funds through arrangements with collaborative partners or others that require us to relinquish rights to certain technologies or potential products. We also may be required to merge with another entity to continue our operations. Any one of these outcomes could have a negative impact on our ability to develop products or achieve profitability if our products are brought to market. If, and to the extent, we obtain additional funding through sales of securities, your investment in us will be diluted.

The size of the market for our potential products is uncertain.

      We estimate that the number of people who suffer from lupus in the United States and Europe is approximately 1,000,000 and that those with renal impairment, which LJP 394 is designed to treat, is approximately 300,000. With respect to antibody-mediated thrombosis, which LJP 1082 is designed to treat, we estimate that there are approximately 1,000,000 to 2,000,000 patients in the United States and Europe. However, there is limited information available regarding the actual size of these patient populations. In addition, it is uncertain whether the results from previous or current clinical trials of our drug candidates will be observed in broader patient populations, and the number of patients who may benefit from our drug candidates may be significantly smaller than the estimated patient populations. Furthermore, management of patients with renal disease by specialists other than nephrologists and immunologists is likely to reduce our ability to access patients who may benefit from LJP 394.

Our drugs may not achieve market acceptance.

      Even if our drug treatment for lupus, LJP 394, or our other drugs candidates receive regulatory approval, patients and physicians may not readily accept our proposed methods of treatment. In order for LJP 394 or our other drug candidates to be commercially successful, we will need to increase the awareness and acceptance of our drugs among physicians, patients and the medical community. LJP 394 is designed to be administered intravenously. It is possible that providers and patients may resist an intravenously administered therapeutic. In addition, if we are unable to manufacture drugs at an acceptable cost, physicians may not readily prescribe our drugs due to cost-benefit considerations when compared to other methods of treatment. If we are unable to achieve market acceptance for our approved products, our revenues and profitability will be negatively affected.

We lack experience in marketing products for commercial sale.

      In order to commercialize any drug candidate approved by the FDA, we must either develop marketing and sales programs or enter into marketing arrangements with others. If we cannot do either of these successfully, we will not generate meaningful sales of our products. If we develop our own marketing and sales capabilities, we will be required to employ a sales force, establish and staff a customer service department, and create or identify distribution channels for our drugs. We will compete with other companies that have experienced and well-funded marketing and sales operations. In addition, if we establish our own sales and distribution capabilities, we may experience delays and expenditures and have difficulty in gaining market acceptance for our drug candidates. We currently have no marketing arrangements with others. There can be no guarantee that, if we desire to, we will be able to enter into any marketing agreements on favorable terms, if at all, or that any such agreements will result in payments to us. If we enter into co-promotion or other marketing and sales arrangements with other companies, any revenues that we may receive will be dependent on the efforts of others. There can be no guarantee that these efforts will be successful.

Our limited manufacturing capabilities and experience could result in shortages of products for testing and future sale, and our revenues and profit margin could be negatively affected.

      Substantial capital investment in the expansion and build-out of our manufacturing facilities will be required to enable us to manufacture LJP 394 in significant commercial quantities. We have limited manufacturing experience, and we may be unable to successfully transition to commercial production. In addition, we have never operated an FDA-approved manufacturing facility, and we will be required to manufacture LJP 394 pursuant to applicable FDA good manufacturing practices. Our inexperience could result in manufacturing delays or interruptions and higher manufacturing costs. This could negatively affect our ability to introduce products into the market on a timely and competitive basis. In addition, the subsequent sales of our products and our profit margins may be negatively affected.

      We may enter into arrangements with contract manufacturing companies to expand our own production capacity in order to meet demand for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services and encounter delays or difficulties in establishing relationships with manufacturers to produce, package or distribute our finished products, or the contract manufacturers are unable to meet our needs, the introduction of our products into the market and the subsequent sales of these products would be negatively affected, and our profit margins and our ability to develop and deliver products on a timely and competitive basis may be negatively affected.

Our suppliers may not be able to provide us with sufficient quantities of materials that we may need to manufacture our products.

      We rely on outside suppliers to provide us with specialized chemicals and reagents that we use to manufacture our drugs. In order to manufacture LJP 394, LJP 1082 and our other drug candidates in sufficient quantities for our clinical trials and possible commercialization, our suppliers will be required to provide us with an adequate supply of chemicals and reagents. Our ability to obtain these chemicals and reagents is subject to the following risks:

•	our suppliers may not be able to increase their own manufacturing capabilities in order to provide us with a sufficient amount of material for our use,

•	some of our suppliers may be required to obtain FDA or other regulatory approvals of their manufacturing facilities or processes, and they may be delayed or unable to do so,

•	the materials that our suppliers use to manufacture the chemicals and reagents which they provide us may be costly or in short supply, and

•	there may be a limited number of suppliers which are able to provide us with the chemicals or reagents that we use to manufacture our drugs.

      If we are unable to obtain sufficient quantities of chemicals or reagents, the introduction of our products into the market and the subsequent sales of these products would be negatively affected, and our profit margins and our ability to develop and deliver products on a timely and competitive basis may be negatively affected.

We may not earn as much income as we hope due to possible changes in healthcare reimbursement policies.

      The continuing efforts of government and healthcare insurance companies to reduce the costs of healthcare may reduce the amount of income we can generate from our products. For example, in certain foreign markets, pricing and profitability of prescription drugs are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government controls. In addition, increasing emphasis on managed care in the United States will continue to put pressure on drug manufacturers to reduce prices. Cost control initiatives could reduce the revenue that we receive for any products we may develop and sell in the future.

Our success in developing and marketing our products depends significantly on our ability to obtain patent protection for LJP 394, LJP 1082 and any other developed products. In addition, we will need to successfully preserve our trade secrets and operate without infringing on the rights of others.

      We depend on patents and other unpatented intellectual property to prevent others from benefiting from products or technologies that we may have developed. As of December 31, 2001, we owned 96 issued patents and 82 pending patent applications covering various technologies and drug candidates including LJP 394 and LJP 1082. However, there can be no assurance that any additional patents will be issued, that the scope of any patent protection will be sufficient, or that any current or future issued patent will be held valid if subsequently challenged. There is a substantial backlog of biotechnology patent applications at the United States Patent and Trademark Office that may delay the review and issuance of any patents. The patent position of biotechnology firms like ours is highly uncertain and involves complex legal and factual questions, and no consistent policy has emerged regarding the breadth of claims covered in biotechnology patents or the protection afforded by these patents. Currently, we have a number of patent applications pending in the United States relating to our technology, as well as foreign counterparts to some of our United States patent applications. We intend to continue to file applications as believed appropriate for patents covering both our products and processes. There can be no assurance that patents will be issued from any of these applications, or that the scope of any issued patents will protect our technology.

      We are aware of one United States patent grant that contains claims covering subject matter that may conflict with some of our key patents and patent applications, and that may affect our ability to manufacture and sell our products. Any conflict between our patents and patent applications, and patents or patent applications of third parties, could result in the significant reduction of the protection provided by our existing patents or any future patents that may be issued. This could have a negative effect on our ability to prevent competitors from developing products or technologies identical or similar to ours, and this could adversely affect our future sales. In addition, we may have to incur significant expenses in defending or enforcing our patents.

      If the United States Patent and Trademark Office or any foreign counterpart issues or has issued to a competitor patents containing competitive or conflicting claims, and if these claims are valid, there can be no guarantee that we would be able to obtain licenses to these patents, that any licensing fees would be reasonable, or that we would be able to develop or obtain alternative technology. We do not necessarily know if others, including competitors, have filed patent applications for technology covered by our pending applications, nor can we be certain that we were the first to invent or to file patent applications for our technologies. Competitors or others may have patents or patent applications pending that relate to compounds or processes that overlap or compete with our intellectual property.

      We also rely on unpatented intellectual property such as trade secrets and improvements, know-how, and continuing technological innovation. While we seek to protect these rights, it is possible that:

•	inventions relevant to our business will be developed by others, including competitors,

•	our binding confidentiality agreements will be breached, and we will not have adequate remedies for such a breach, or

•	our trade secrets will otherwise become known or be independently discovered by competitors.

      We could incur substantial costs in defending suits brought against us by others for infringement of intellectual property rights or in prosecuting suits that we might bring against others to protect our intellectual property rights.

Our research and development and operations depend in part on certain key employees. Losing these employees would have a negative effect on our product development and operations.

      We are highly dependent on the principal members of our scientific and management staff, the loss of whose services would delay the achievement of our research and development objectives. This is because our key personnel, including Steven Engle, Dr. Matthew Linnik, Dr. Paul Jenn and Dr. Andrew Wiseman, have been involved in the development of LJP 394, LJP 1082 and other drug candidates for several years and have unique knowledge of our drug candidates and of the technology on which they are based. In addition, we will be required to rely on key members of our senior management team, including Bruce Bennett, William Welch, Karen Church, and Dr. Kenneth Heilbrunn to assist us with our anticipated growth and expansion into areas requiring additional expertise, such as clinical trials, regulatory approvals, manufacturing, marketing and sales. We expect that we will continue to require additional management personnel, and that our existing management personnel will be required to develop additional expertise.

Retaining our current personnel and recruiting additional personnel will be critical to our success.

      Retaining our current key personnel and recruiting additional qualified personnel to perform research and development, clinical development, manufacturing, marketing and sales will be critical to our success. Because competition for experienced scientific, clinical, sales, manufacturing, marketing and sales personnel among numerous pharmaceutical and biotechnology companies and research and academic institutions is intense, we may not be able to attract and retain these people. If we cannot attract and retain qualified people, our ability to conduct necessary clinical trials and to develop and sell our products may be negatively affected because, for instance, the trials may not be conducted properly, or the manufacturing or sales of our products may be delayed. In addition, we rely upon consultants and advisors to assist us in formulating our research and development, clinical, regulatory, manufacturing, marketing and sales strategies. All of our consultants and advisors have outside employment and may have commitments or consulting or advisory contracts with other entities that may affect their ability to contribute to our business.

Our freedom to operate our business or profit fully from sales of our products may be limited if we enter into collaborative agreements.

      We may seek to collaborate with pharmaceutical companies to gain access to their research, drug development, manufacturing, marketing, sales and financial resources. However, we may not be able to negotiate arrangements with any collaborative partners on favorable terms, if at all. Any collaborative relationships that we enter into may include restrictions on our freedom to operate our business or may limit the sales of our products. If a collaborative arrangement is established, the collaborative partner may discontinue funding any particular program or may, either alone or with others, pursue alternative technologies or develop alternative drug candidates for the diseases we are targeting. Competing products, developed by a collaborative partner or to which a collaborative partner has rights, may result in the collaborative partner withdrawing support as to all or a portion of our technology.

      Without collaborative arrangements, we must fund our own research, development, manufacturing, marketing and sales activities which would accelerate the depletion of our cash and require us to develop our own manufacturing, marketing and sales capabilities. Therefore, if we are unable to establish and maintain collaborative arrangements and if other sources of cash are not available, we could experience a material adverse effect on our ability to develop products and, if developed, to manufacture, market and sell them successfully.

Because a number of companies compete with us, many of which have greater resources than we do, and because we face rapid changes in technology in our industry, we cannot be certain that our products will be accepted in the marketplace or capture market share.

      Competition from domestic and foreign biotechnology companies, large pharmaceutical companies and other institutions is intense and is expected to increase. A number of companies and institutions are pursuing the development of pharmaceuticals in our targeted areas, many of which are very large, and have financial, technical, sales and distribution and other resources substantially greater than ours. The greater resources of these competitors could enable them to develop competing products more quickly than we are able to, and to market any competing product more quickly or effectively so as to make it extremely difficult for us to develop a share of the market for our products. These competitors also include companies that are conducting clinical trials and pre-clinical studies for the treatment of lupus and thrombosis. Our competitors may develop or obtain regulatory approval for products more rapidly than we do. Also, the biotechnology and pharmaceutical industries are subject to rapid changes in technology. Our competitors may develop and market technologies and products that are more effective than those being developed by us, or that would render our technology and proposed products obsolete or noncompetitive.

An interruption in the operation of our sole manufacturing facility could disrupt our operations.

      We have only one drug manufacturing facility. A significant interruption in the operation of this facility, whether as a result of a natural disaster or other causes, could significantly impair our ability to manufacture drugs for our clinical trials or possible commercialization.

The use of LJP 394, LJP 1082 and other potential products in clinical trials, as well as the sale of any approved products, may expose us to lawsuits resulting from the use of these products.

      The use and possible sale of LJP 394, LJP 1082 and other potential products may expose us to legal liability and generate negative publicity if we are subject to claims that people were harmed by our products. These claims might be made directly by patients, pharmaceutical companies, or others. We currently maintain $10.0 million of product liability insurance for claims arising from the use of our products in clinical trials. However, coverage is becoming increasingly expensive, and there can be no guarantee that we will be able to maintain insurance or that insurance can be acquired at a reasonable cost or in sufficient amounts to protect us against possible losses. Furthermore, it is possible that our financial resources would be insufficient to satisfy potential product liability claims. A successful product liability claim or series of claims brought against us could negatively impact our business and financial condition.

We face environmental liabilities related to certain hazardous materials used in our operations.

      Due to the nature of our manufacturing processes, we are subject to stringent federal, state and local laws governing the use, handling and disposal of certain materials and wastes. We may have to incur significant costs to comply with environmental regulations if and when our manufacturing increases to commercial volumes. Our operations may be significantly affected by current or future environmental laws because, for instance, our production process may be required to be altered, thereby increasing our production costs. In our research activities, we use radioactive and other materials that could be hazardous to human health, safety or the environment. These materials and various wastes resulting from their use are stored at our facility pending ultimate use and disposal. The risk of accidental injury or contamination from these materials cannot be eliminated. In the event of such an accident, we could be held liable for any resulting damages, and any such liability could exceed our resources. Although we maintain general liability insurance, we do not specifically insure against environmental liabilities.

II.	Risk Factors Related Specifically to Our Stock

Our common stock price is volatile and may decline even if our business is doing well.

      The market price of our common stock has been and is likely to continue to be highly volatile. Market prices for securities of biotechnology and pharmaceutical companies, including ours, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The following factors, among others, can have a significant effect on the market price of our securities:

•	our clinical trial results,

•	announcements of technological innovations or new therapeutic products by us or others,

•	developments in patent or other proprietary rights,

•	public concern as to the safety of drugs discovered or developed by us or others,

•	future sales of significant amounts of our common stock by existing stockholders,

•	developments concerning potential agreements with collaborators,

•	comments by securities analysts and general market conditions, and

•	government regulation.

      The realization of any of the risks described in these “Risk Factors” could have a negative effect on the market price of our common stock.

In the future, our stock may be removed from listing on the Nasdaq quotation system and may not qualify for listing on any stock exchange, in which case it may be difficult to find a market in our stock.

      If our stock is no longer traded on a national trading market, it may be more difficult for you to sell shares that you own, and the price of the stock may be negatively affected. Currently, our securities are traded on the Nasdaq National Market. Nasdaq has several continued listing requirements, including a minimum trading price. Previously, we have received notice from Nasdaq that our stock price fell below this minimum trading price. Although we have since come back into compliance with this Nasdaq requirement, it is possible that we will fall out of compliance with this and/or other Nasdaq continued listing criteria at some point in the future. Failure to comply with any one of several Nasdaq requirements may cause our stock to be removed from listing on Nasdaq. Should this happen, we may not be able to secure listing on other exchanges or quotation systems. This would have a negative effect on the price and liquidity of our stock.

Future sales of our stock by existing stockholders could negatively affect the market price of our stock and make it more difficult for us to sell stock in the future.

      Sales of our common stock in the public market, or the perception that such sales could occur, could result in a drop in the market price of our securities and make it more difficult for us to complete future equity financings on acceptable terms, if at all. We have outstanding the following shares of common stock:

•	Approximately 42,354,328 shares of common stock that have been issued in registered offerings or are otherwise freely tradable in the public markets.

•	Approximately 72,473 shares of common stock currently eligible for resale in the public market pursuant to SEC Rule 144.

•	As of November 20, 2002, there are an aggregate of 5,673,355 shares of common stock that may be issued on the exercise of outstanding stock options granted under our various stock option plans at a weighted average exercise price of $4.82 per share.

•	We have in effect registration statements under the Securities Act registering approximately 8,100,000 shares of common stock reserved under our incentive stock option and employee stock purchase plans. Approximately 147,600 shares of common stock that may be issued on the exercise of outstanding stock options will be available for public resale under SEC Rule 144 pursuant to Rule 701 under the Securities Act.

•	Pursuant to the registration statement of which this prospectus forms a part, we may issue up to $125,000,000 aggregate amount of common stock.

      We cannot estimate the number of shares of common stock that may actually be resold in the public market because this will depend on the market price for our common stock, the individual circumstances of the sellers and other factors. We also have a number of institutional stockholders that own significant blocks of our common stock. If these stockholders sell significant portions of their holdings in a relatively short time, for liquidity or other reasons, the market price of our common stock could drop significantly.

Anti-takeover devices may prevent changes in our management.

      We have in place several anti-takeover devices, including a stockholder rights plan, that may have the effect of delaying or preventing changes in our management. For example, one anti-takeover device provides for a board of directors that is separated into three classes, with their terms in office staggered over three year periods. This has the effect of delaying a change in control of our board of directors without the cooperation of the incumbent board. In addition, our bylaws require stockholders to give us written notice of any proposal or director nomination within a specified period of time prior to the annual stockholder meeting, establish certain qualifications for a person to be elected or appointed to the board of directors during the pendency of certain business combination transactions, and do not allow stockholders to call a special meeting of stockholders.

      We may also issue shares of preferred stock without further stockholder approval and upon terms that our board of directors may determine in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding stock, and the holders of such preferred stock could have voting, dividend, liquidation and other rights superior to those of holders of our common stock.

We do not pay dividends and this may negatively affect the price of our stock.

      We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends in the foreseeable future. The future price of our common stock may be depressed by the fact that we have not paid dividends.

DESCRIPTION OF CAPITAL STOCK

      The following description of our capital stock sets forth general terms and provisions of our common stock to which a prospectus supplement may relate. The following summary of our amended and restated certificate of incorporation and amended and restated bylaws does not describe the certificate and bylaws entirely. We urge you to read our certificate and bylaws which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” on page 15. On the date of this prospectus, our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 8,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

      Voting Rights. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law or specifically required by our certificate of incorporation or bylaws. Special stockholder meetings may be called only by the board of directors, the chairman of the board or the president. Our certificate provides that our stockholders may not act by written consent. In addition, our bylaws include an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to matters to be brought before an annual meeting or special meeting of stockholders.

      Dividends and Other Rights. Holders of our common stock are entitled to receive, as when and if declared by the board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to preferred stock that may be authorized. In the event of our liquidation, dissolution or winding up, after all liabilities and the holders of each series of preferred stock, if any, have been paid in full, the holders of our common stock are entitled to share ratably in all remaining assets available for distribution. Our common stock has no preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to our common stock.

      Classified Board of Directors. Our certificate of incorporation and bylaws provide for a classified board of directors. Our board is classified into three classes, each as nearly equal in number as possible. At each annual meeting, the successors to the class of directors whose term expire at that meeting are elected for a term of office to expire at the third succeeding annual meeting after their election or until their successors have been duly elected and qualified. Delaware law provides that, unless the certificate of incorporation provides otherwise, directors serving on a classified board of directors may be removed only for cause. Our certificate of incorporation does not provide otherwise. Therefore, our directors may only be removed for cause. The affirmative vote of the holders of 75% or more of the total voting power of all outstanding shares of voting stock would be required to amend our certificate or bylaws to remove the classified board provisions.

      Rights Plan. Each outstanding share of our common stock is accompanied by a right to purchase our preferred stock, our common stock or the common stock of a successor company pursuant to the terms of a rights agreement. Please refer to the discussion entitled “La Jolla Pharmaceutical Company Rights Plan” below.

      Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock. Delaware law, the existence of our Rights Agreement, and the provisions of our certificate and bylaws may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

      Transfer Agent. American Stock Transfer & Trust Company is the Transfer Agent and Registrar for the shares of our common stock.

Preferred Stock

      Our board of directors has the authority, without further action by stockholders, to issue up to 8,000,000 shares of preferred stock in one or more series and to fix the powers, designations, rights, preferences, privileges, qualifications, and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of our common stock. Our board of directors, without further stockholder approval, can issue preferred stock with voting, conversion, and other rights that could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock in certain circumstances may have the effect of delaying, deferring or preventing a change in control of La Jolla Pharmaceutical, may discourage bids for our common stock at a premium over the market price of the common stock, and may adversely affect the market price of our common stock. As of the date of this prospectus, there are no shares of our preferred stock outstanding.

      We have filed a certificate of designation with the Secretary of State of the State of Delaware which designates 100,000 shares of preferred stock as Series A Junior Participating Preferred Stock in connection with our stockholder rights plan, as described below. We refer to our Series A Junior Participating Preferred Stock as our Series A Preferred Shares. Except to the extent that a right to purchase our Series A Preferred Shares accompanies each share of our common stock, no shares of our preferred stock are covered by this prospectus.

La Jolla Pharmaceutical Company Rights Plan

      On November 19, 1998, our board of directors authorized and declared a dividend of one right for each share of our common stock. On December 3, 1998, we entered into a Rights Agreement with American Stock Transfer & Trust Company, as Rights Agent, and filed a Certificate of Designation with the State of Delaware regarding our Series A Preferred Shares. The Company paid the rights dividend to the holders of record of common stock as of the close of business on December 18, 1998. Common stock certificates issued after December 18, 1998, and prior to the Distribution Date (as defined in the Rights Agreement), contain a notation incorporating the Rights Agreement by reference. Currently, there are no separate rights certificates. Each right is attached to each share of our common stock and trades automatically with the common stock. Rights will not be separable from common stock or exercisable, unless specified events described in the Rights Agreement occur. Upon the occurrence of the events described in the Rights Agreement, the rights will separate from the common stock and may thereafter become exercisable to purchase additional securities. The

Rights Agreement, as amended, can be found in the documents that are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” on page 15.

USE OF PROCEEDS

      We intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, the repayment of existing indebtedness, or for any other purposes that may be described in an accompanying prospectus supplement.

PLAN OF DISTRIBUTION

      The securities that may be offered pursuant to this prospectus and any prospectus supplement may be offered by us to one or more underwriters for public offering and sale by them, to investors directly (through a specific bidding or auction process, or otherwise) or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the applicable prospectus supplement. Sales of such securities may be effected from time to time in one or more types of transactions, which may include block transactions, on the Nasdaq National Market or other securities exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the securities, through short sales of the securities, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers.

      Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties.

      In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts, concessions or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers who may receive compensation from the underwriters in the form of discounts, concessions or commissions or commissions from the purchasers for whom they may act as agents.

      Direct sales of securities may be made on a national securities exchange or otherwise.

      Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Underwriters, dealers, agents and remarketing firms described below may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

      Certain of the underwriters, dealers, agents and remarketing firms and their associates may engage in transactions with, and perform services for, us in the ordinary course of business.

      We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resales of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, include the terms of any bidding or auction process, if used.

      Under the securities laws of some states, the securities offered by the prospectus may be sold in those states only through registered or licensed brokers or dealers.

      It is possible that one or more underwriters may make a market in our common stock, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our common stock.

      Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, as amended, in connection with the securities marketed by them.

      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain purchasers to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

      Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The persons engaging in these activities may discontinue any of these activities at any time.

LEGAL MATTERS

      Gibson, Dunn & Crutcher LLP has rendered an opinion with respect to the validity of the securities being offered by this prospectus. If counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

      We have made forward-looking statements in this prospectus that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by, or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

      Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statements. Except as may be required by law, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other matters:

•	the results of our clinical trials;

•	our financial prospects;

•	our financing plans;

•	trends affecting our financial condition or operating results;

•	our strategies for growth, operations, and product development and commercialization; and

•	conditions or trends in or factors affecting the biotech industry.

      You should understand that a number of factors could cause our results to differ materially from those expressed in the forward-looking statements. The information incorporated by reference or provided in this prospectus identifies important factors that could cause such differences. Those factors include, among others, the high cost and uncertainty of technology and drug development, which can result in loss of profitability and long delays in getting products to market.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies from the SECs public reference room by mail at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Information about La Jolla Pharmaceutical Company is also available to the public from our website at http://www.ljpc.com.

      We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and the securities. You may inspect the registration statement and its exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

      The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus. The information we file with the SEC in the future will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by this prospectus:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

3. Our Current Report on Form 8-K, filed on November 26, 2002;

4. The description of our common stock contained in our Registration Statements on Form 8-A, filed on June 2, 1994, December 4, 1998 and January 26, 2001; and

5. All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares offered by this prospectus.

      You may request a copy of any or all of the information incorporated by reference in this prospectus at no cost by writing or telephoning us at the following address or telephone number:

Corporate Secretary

La Jolla Pharmaceutical Company
6455 Nancy Ridge Drive
San Diego, California 92121
(858) 452-6600

      You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

$125,000,000

La Jolla Pharmaceutical Company

Common Stock

PROSPECTUS

 ,

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth all expenses payable by the Company in connection with the offering of our securities being registered hereby. All amounts are estimated except the SEC registration fee.

SEC Registration Fee	$11,500
Printing Expenses	$50,000
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$30,000
Miscellaneous	$33,500

Total	$175,000

Item 15.	Indemnification of Directors and Officers

      La Jolla Pharmaceutical Company is a Delaware corporation. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

      Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

      Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification and advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholder or disinterested directors or otherwise; and that the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

      As used in this Item 15, the term “proceeding,” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of La Jolla Pharmaceutical Company, and whether civil, criminal, administrative, investigative or otherwise.

      Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Company’s bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, it will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise. As discussed below, the Company also enters into indemnification agreements with its officers and directors. The Company may, in its discretion, similarly indemnify its employees and agents. The Company’s certificate of incorporation relieves its directors from liability for monetary damages to the Company or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending on the character of the proceeding, under Delaware law, the Company may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company.

      The Company enters into indemnity agreements with each of its directors and executive officers. These indemnity agreements require that the Company pay on behalf of each director and officer party thereto any amount that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as a director and/or officer of the Company and solely because of his or her being a director and/or officer. Under the DGCL, absent such an indemnity agreement or bylaw, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). Consistent with the Company’s bylaw provision on the subject, the indemnity agreements require the Company to make prompt payment of defense and investigation costs and expenses at the request of the director or officer in advance of indemnification, provided that the recipient undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such expenses and provided further that such advance shall not be made if it is determined that the director or officer acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and, as a result, it is more likely than not that it will ultimately be determined that he or she is not entitled to indemnification under the terms of the indemnity agreement. The indemnity agreements make the advance of litigation expenses mandatory absent a special determination to the contrary, whereas under the DGCL absent such an indemnity agreement, such advance would be discretionary. Under the indemnity agreement, the director or officer is permitted to petition the court to seek recovery of amounts due under the indemnity agreement and to recover the expenses of seeking such recovery if he or she is successful. Without the indemnity agreement, the Company would not be required to pay or reimburse the director or officer for his or her expenses in seeking indemnification recovery against the Company. By the terms of the indemnity agreement, its benefits are not available if the director or officer has other indemnification or insurance coverage for the subject claim or, with respect to the matters giving rise to the claim, (i) received an improper personal benefit, (ii) violated Section 16(b) of the Securities Exchange Act of 1934, as amended, or analogous provisions of law, or (iii) committed specified acts of dishonesty. Absent the indemnity agreement, indemnification that might be made available to directors and officers could be changed by amendments to the Company’s certificate of incorporation or bylaws.

      The Company currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

Item 16.	Exhibits

      The Exhibit Index is attached hereto following the signature pages and incorporated herein by reference.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, I certify that I have reasonable grounds to believe that La Jolla Pharmaceutical Company meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 26, 2002.

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ STEVEN B. ENGLE

Steven B. Engle
Chairman and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Steven B. Engle and David Duncan, Jr., and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN B. ENGLE Steven B. Engle	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 26, 2002

/s/ DAVID DUNCAN, JR. David Duncan, Jr.	Chief Financial Officer (Principal Financial Officer)	November 26, 2002

/s/ THOMAS H. ADAMS, PH.D. Thomas H. Adams, Ph.D.	Director	November 26, 2002

/s/ WILLIAM E. ENGBERS William E. Engbers	Director	November 26, 2002

Robert A. Fildes, Ph.D.	Director	November 26, 2002

Signature	Title	Date

/s/ STEPHEN M. MARTIN Stephen M. Martin	Director	November 26, 2002

/s/ WILLIAM R. RINGO William R. Ringo	Director	November 26, 2002

/s/ W. LEIGH THOMPSON, M.D., PH.D. W. Leigh Thompson, M.D., Ph.D.	Director	November 26, 2002

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

1.1	Form of Underwriting Agreement(1)
4.1	Amended and Restated Certificate of Incorporation of the Company(2)
4.2	Amended and Restated Bylaws of the Company(3)
4.3	Form of Common Stock Certificate(4)
4.4	Rights Agreement, dated as of December 3, 1998, between the Company and American Stock Transfer & Trust Company, as Rights Agent(5)
4.5	Amendment to Rights Agreement, effective as of July 21, 2001, between the Company and American Stock Transfer & Trust Company, as Rights Agent(6)
4.6	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company(7)
5.1	Opinion of Gibson, Dunn & Crutcher LLP as to legality of the securities registered hereby(1)
23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, independent auditors
24.1	Power of Attorney (contained on signature page of this document)

(1)	To be filed as an amendment or an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

(2)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(3)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

(4)	Incorporated by reference to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (Registration No. 33-76480), filed June 2, 1994.

(5)	Incorporated by reference to the Company’s Registration Statement on Form 8-A (No. 000-24274), filed December 4, 1998.

(6)	Incorporated by reference to the Company’s Report on Form 8-K, filed January 26, 2001. The changes effected by the Amendment are also reflected in the Company’s Registration Statement on Form 8-A/A filed, January 26, 2001.

(7)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.